                                  EXHIBIT 10(i)
                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 15th day of August, 1997 (the "Effective Date"), between Visual Data Corporation, a Florida corporation and each of its parent company, subsidiaries, or affiliated companies (collectively the "Company") and David E. Goodman, an individual whose address is 1600 S.W. 5th Avenue, Pompano Beach, Florida 33060 (the "Employee").

                                    RECITALS

         A. The Company is a Florida corporation and is principally engaged in the business of acquiring, marketing, developing, distributing, and product production of video information, including without limitation hotel, resort and attraction specific, travel related information (the "Business/Business Activities").

         B. The Company intends to employ the Employee as the Company's Chief Operating Officer and the Employee desires to be employed as the Company's Chief Operating Officer, pursuant to the terms and conditions set forth herein.

         C. The Company has established a valuable reputation and goodwill in the Business.

         D. The Employee by virtue of the Employee's employment with the Company will become familiar with and possessed with the manner, methods, trade secrets and other confidential information pertaining to the Company's business, including the Company's client base.

         NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Employee do hereby agree as follows:

         1. Recitals. The above recitals are true, correct, and are herein incorporated by reference.

         2. Employment. The Company hereby employs the Employee as the Company's Chief Operating Officer, on a full-time basis, and the Employee hereby accepts employment as the Company's Chief Operating Officer, upon the terms and conditions hereinafter set forth.

         3. Duties, Authority and Power During Employment Period. The Company agrees to employ the Employee in the capacity of Chief Operating Officer of the Company and the Employee shall diligently devote the Employee's full time and efforts during the Company's normal business hours to the business and affairs of the Company. The duties of the Employee shall be subject to the direction of the Company's Chief Executive Officer and the Employee shall perform all duties as may be required by the Company including without limitation the following:

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                  a. The Employee shall be employed as Chief Operating Officer of the Company and shall render and perform all duties commonly discharged by persons holding the position of a Chief Operating Officer in a like business. The Employee shall also perform other duties of a similar nature as the Company shall from time to time require and as designated by the Company's Chief Executive Officer. In such capacity, the Employee shall have the duties and responsibilities normally associated with such a position. The Employee shall abide by all Company policies.

                  b. During the term of this Agreement, the Employee shall notify the Company within twenty-four (24) hours of any solicitation of Employee for employment, including any oral or written contract, offer of inquiry in which a position of employment, consulting arrangement or affiliation is discussed with a competitive organization in the Business. During the term of this Agreement, the Employee will neither enter into nor engage in negotiations for any oral or written employment, consulting or affiliation agreement or arrangement with any third part(ies) in the Business in any capacity without the express prior written consent of the Company.

         Notwithstanding the foregoing, Company acknowledges that Employee is a participant, investor and/or owner in other businesses and for-profit ventures ("Other Ventures"). Employee's continual involvement in these Other Ventures during Employee's employment with the Company shall not be deemed a violation or default of this Agreement.

         4. Compensation and Benefits. Subject to the provisions of Section 5, as the sole compensation for all services rendered by the Employee on behalf of the Company, the Company shall pay the Employee the following compensation:

                  a. Base Salary. The Employee shall initially receive an annual base salary of One Hundred Twenty-Five Thousand ($125,000.00) Dollars, payable on or about the 15th and the 30th day of each month, adjusted annually, based on performance. Both parties acknowledge that the Company shall withhold any and all appropriate taxes required by Federal, state, or local laws or regulations including, without limitation, federal income tax or FICA, social security, and Medicare.

                  b. Bonus Compensation. The Employee shall receive an annual bonus compensation based upon performance goals determined by the Company's Chief Executive Officer in discussions with the Employee. The Bonus Compensation shall be established within thirty (30) days of the Effective Date of this Agreement for the first year of employment and within thirty (30) days of the anniversary of the Effective Date for each year of employment thereafter.

                  c.       Stock Options.

                           (1) Employee shall receive options ("Options") to
purchase up to 250,000 shares of common stock of the Company (the "Common Stock") at an exercise price of Six Dollars ($6.00) (the "Exercise Price") per share, which options shall be exercisable, subject to the provisions of Section 4c(2) below, for a period of five (5) years from the date of vesting (the "Exercise Period"), which options shall vest as follows: Commencing on September 30, 1998 (the "Initial Grant Date"), and continuing on each anniversary of the Initial Grant Date for a period of four years thereafter (for a total of five (5) years through September 30, 2002), Options to purchase up to 50,000 shares of Common Stock at the Exercise Price for the Exercise Period (for a total of 250,000 shares); provided that the Company's financial targets are achieved, as determined by the Company, the Employee's Options for years 4 and 5 shall vest on September 30, 2000.

                           (2) Section 4c(1) above notwithstanding, in the event
that the Employee's employment with the Company is terminated

                                    A. as a result of the Employee's
"disability," as hereinafter defined, or death, the Exercise Period for any Options that have vested shall be for a period of thirty (30) days after such disability or death;

                                    B. by the Company for "cause", as hereafter
defined, or without cause by the Employee, the Exercise Period for any Options that have vested shall terminate upon the date of (i) termination for "cause" or
(ii) the Employee's resignation; and

                                    C. by the Company for any reason other than
for "cause", then the Exercise Period for any Options that have vested shall be for a period of twelve (12) months from the date of the Employee's termination of employment.

                           (3) The provisions of this Section 4c
notwithstanding, to the extent that the Employee is in breach of any of the provisions of Sections 6 or 7, the Exercise Period for any vested Options shall terminate upon the date of such breach.

                  d. Automobile Allowance. The Employee shall receive an automobile allowance of $500.00 per month.

                  e. Employee Benefits. The Employee shall be entitled to participate in all benefit programs of the Company currently existing or hereafter made available generally to other salaried employees in a similar management capacity including, without limitation, fully paid group medical and dental insurance for the Employee and his dependents and holiday pay consistent with other employees of the Company.

                  f. Vacation. Employee shall receive there (3) weeks paid vacation each year. Notwithstanding the foregoing, before Employee shall schedule vacation in excess of three (3) consecutive days, Employee must receive prior approval from the Chief Executive Officer of the Company, which approval shall not be unreasonably withheld.

                  g. Reimbursable Expenses. The Employee shall be reimbursed for all pre-approved, documented expenses.

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         5. Term and Termination.

                  a. Term. Subject to the provisions for termination as hereinafter provided, the term (the "Term") of employment hereunder shall commence on the Effective Date and continue for a period of one (1) year thereafter. This term of employment shall be automatically renewed except as otherwise set forth in this Section 5. For purposes of this Agreement, the Term shall include the initial term and any renewals thereof.

                  b. Termination Without Cause. The Employee's employment with the Company may be terminated by either party upon thirty (30) days prior written notice of the terminating party's intent to terminate the Employee's employment with the Company. In the event Employee is terminated by the Company without cause, Employee shall receive three (3) months base salary, at Employee's base salary as of the date of such termination, as severance, to be paid by the Company on or before the effective date of termination.

                  c. Termination Upon Employee's Disability or Death.

                           (1) The Employee's employment with the Company may be
terminated by either party upon the "disability" of the employee. For purposes of this Agreement, "disability" shall be deemed to have occurred in the event
(A) the Employee is unable by reason of sickness or accident, to perform the Employee's duties under this Agreement for an aggregate of 180 days in any twelve-month period or (B) the Employee has a guardian of the person or estate appointed by a court of competent jurisdiction. Termination due to disability shall be deemed to have occurred upon the first day of the month following the determination of disability as defined in the preceding sentence.

                           (2) `The Employee's employment shall be terminated
immediately upon the Employee's death.

                  d. Termination by the Company for Cause.

                           (1) Nothing herein shall prevent the Company from
terminating Employment immediately for "Cause," as hereinafter defined. Any rights and benefits the Employee may have in respect of any compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

                           (2) Cause" shall mean and include those actions or
events specified below in subsections (a) through (l) to the extent the same occur, or the events constituting the same take place, subsequent to the date of execution of this Agreement:

                                    (a) Falsification of work records;

                                    (b) Unauthorized taking of company
merchandise or property;

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
                                    (c) Willful or intentional disobedience,
insubordination, or refusal to perform the assigned duty of his occupation;

                                    (d) Embezzlement;

                                    (e) Dishonesty;

                                    (f) Fraud;

                                    (g) Conviction of a felony or other charges
involving moral turpitude involving company affairs;

                                    (h) Intentional injury to any of his fellow
employees in connection with company business;

                                    (i) Conspiracy against Visual Data;

                                    (j) Disclosure of any confidential
information of Visual Data;

                                    (k) Willful or intentional doing of any
other acts materially inimical to the interest of employer;

                                    (l) Breach of Employer's obligation under
this Agreement.

                           (3) Notwithstanding anything else contained in this
Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Employee a notice of termination stating that the Employee committed one of the types of conduct set forth in Section 5(d)(2) of this Agreement and specifying the particulars thereof.

         6. Covenant Not to Compete and Non-Disclosure of Information.

                  a. Covenant Not to Compete. The Employee acknowledges and recognizes the highly competitive nature of the Company's business and the goodwill, continued patronage, and specifically the names and addresses of the Company's Clients (as hereinafter defined) constitute a substantial asset of the Company having been acquired through considerable time, money and effort. Accordingly, in consideration of the execution of this Agreement, the Employee agrees to the following:

                           (1) That during the Term of the Employee's employment
with the Company and for a period of two years after termination of this Agreement, for whatever reason (the "Restricted Period") and within the United States (the "Restricted Area"), the Employee will not, individually or in conjunction with others, directly or indirectly, engage in any Business Activities, whether as an officer, director, proprietor, employer, partner, independent contractor, investor (other than as a holder solely as an investment of less than one percent (1%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise.

                           (2) That during the Restricted Period and within the
Restricted Area, the Employee will not, directly or indirectly, compete with the Company by soliciting, inducing or influencing any of the Company's clients which have a business relationship with the Company at the time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company.

                           (3) That during the Restricted Period and within the
Restricted Area, the Employee will not (A) directly or indirectly recruit, solicit or otherwise influence any employee or agent of the Company to discontinue such employment or agency relationship with the Company, or (B) employ or seek to employ, or cause or permit any business which competes directly or indirectly with the Business Activities of the Company (the "Competitive Business") to employ or seek to employ for any Competitive Business any person who is then ( or was at any time within six (6) months prior to the date Employee or the Competitive Business employs or seeks to employ such person) employed by the Company.

                           (4) That during the Restricted Period the Employee
will not interfere with, or disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company and any customer, employee or agent of the Company.

         7. Non-Disclosure of Confidential Information.

                  a. The Employee acknowledges that the Company's trade secrets, private or secret processes, methods and ideas, as they exist from time to time, customer lists and information concerning the Company's products, services, business records and plans, inventions, product design information, price structure, discounts, costs, computer programs and listings, source code and/or subject code, copyright, trademark, proprietary information, formulae, protocols, forms, procedures, training methods, development, technical information, know-how, show-how, marketing activities and procedures, method for operating of the Company's Business, credit and financial data concerning the Company and the Company's Clients and client lists, which client lists shall not only mean one or more of the names and addresses of the clients of the Company but it shall also encompass any and all information whatsoever regarding them, including their needs, and marketing and advertising practices and plans and information which is embodied in written or otherwise recorded form, but it shall also include information which is mental, not physical (collectively, the "Confidential Information") are valuable, special and unique assets of the Company, access to and knowledge of which have been provided to the Employee by virtue of the Employee's employment with the Company. In light of the highly competitive nature of the industry in which the Company's business is conducted, the Employee agrees that all Confidential Information, heretofore or in the future obtained by the Employee as a result of Employee's employment with the Company shall be considered confidential.

                  b. The Employee acknowledges that, as between the Company and Employee, the Confidential Information and any and all rights and privileges provided under the trademark, copyright, trade secret and other laws of the United States, the individual states thereof, and jurisdictions foreign thereto, and the goodwill associated therewith, are and at all times will be the property of the Company.

                  c. The Employee agrees that the Employee shall hold in confidence and not disclose or make available to any third party any such Confidential Information unless so authorized in writing by the Company; exercise all reasonable efforts to prevent third parties from gaining access to the Confidential Information; not use, directly or indirectly, the Confidential Information in any respect of its business, except as necessary to evaluate the information in order to perform Employee's duties and responsibilities to the Company; restrict the disclosure or availability of the Confidential Information to those who have read and understand this Agreement and who have a need to know the information in order to achieve the purposes of this Agreement; not copy or modify any Confidential Information without prior written consent of the Company; provided, however, that such copy or modification of any Confidential Information does not include any modifications or copying which would otherwise prevent Employee from performing their duties and responsibilities to the Company; take such other protective measures as may be reasonably necessary to preserve the confidentiality of the Confidential Information; and relinquish and require all of its employees to relinquish all rights it may have in any matter, such as drawings, documents, models, samples, photographs, patterns, templates, molds, tools or prototypes, which may contain, embody or make use of the Confidential Information; promptly deliver to the Company any such matter as the Company may direct at any time; and not retain any copies or other reproductions thereof.

                  d. Excluded from the Confidential Information, and therefore not subject to the provisions of this Agreement, shall be any information which at the time of disclosure, is in the public domain as evidenced by printed publications; After the disclosure, enters the public domain by way of printed publication through no fault of Employee; Employee can show by written documentation that the Confidential Information was in the Employee's possession at the time of disclosure and which was not acquired directly or indirectly from the Company; or Employee can show by written documentation was acquired, after disclosure, from a third party who did not receive it from the Company, and who had the right to disclose the information without any obligation to hold such information confidential. The foregoing exceptions shall apply only from and after the date that the information becomes generally available to the public or is disclosed to the Employee by a third party, respectively. Specific information shall not be deemed to be within the foregoing exceptions merely because it is embraced by more general information in the public domain. Additionally, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain. If the Employee intends to avail himself/herself of any of the foregoing exceptions, the Employee shall notify the Company in writing of his/her intention to do so and the basis for claiming the exception.

                  e. Employee further agrees that Employee shall promptly disclose in writing to the Company all ideas, inventions, improvements and discoveries which may be conceived, made or acquired by Employee as the direct or indirect result of the disclosure by the Company of the Confidential Information to Employee; that all such ideas, inventions, improvements and discoveries conceived, made or acquired by Employee alone or with the assistance of others, relating to the Confidential Information, shall be the property of the Company and shall be treated as Confidential Information in accordance with the provisions hereof and that Employee shall not acquire any intellectual property rights under this Agreement except the limited right to use set forth in this Agreement; that Employee shall assist in the preparation and execution of all applications, assignments and other documents which the Company may deem necessary to obtain patents, copyrights and the like in the United States and in jurisdictions foreign thereto, and to otherwise protect the Company.

                  f. Upon written request of the Company, Employee shall return to the Company all written materials containing the Confidential Information. Employee shall also deliver to the Company written statements signed by Employee certifying all materials have been returned within five (5) days of receipt of the request.

         8. Covenants as Essential Elements of this Agreement; Survival of Covenants. It is understood by and between the parties hereto that the foregoing covenants by Employee contained in Sections 6 (Covenant Not to Compete) and 7 (Non-Disclosure of Confidential Information) of this Agreement shall be construed to be agreements independent of any other element of Employee's relationship with the Company. The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties, shall not constitute a defense to the enforcement of the covenants in this Agreement against Employee.

         9. Remedies.

                  a. The Employee acknowledges and agrees that the Company's remedy at law for a breach or threatened breach of any of the provisions of
Section 6 (Covenant Not to Compete) or Section 7 (Non-Disclosure of Confidential Information) herein would be inadequate and a breach thereof will cause irreparable harm to the Company. In recognition of this fact, in the event of a breach by the Employee of any of the provisions of Section 6 (Covenant Not to Compete) or Section 7 (Non-Disclosure of Confidential Information), the Employee agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, all rights of the Employee to payment or otherwise under this Agreement and all amounts then or thereafter due to the Employee from the Company under this Agreement may be terminated and the Company, without posting any bond, shall be entitled to obtain, and the Employee agrees not to oppose the Company's request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.

                  b. The Employee acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of Section 6

(Covenant Not to Compete) or Section 7 (Non-Disclosure of Confidential Information) and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting any form of competition with the Company. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

         10. Public Statements. The Employee agrees not to directly or indirectly publish, circulate, utter or disseminate, or cause to be published, circulated, uttered or disseminated, in a manner or by any means whatsoever, to any person or persons whomsoever, any statements, comments, or material whatsoever, which could or would, in any manner whatsoever, either reflect unfavorably on the reputation of the Company or harm, damage or impair the business or operations of the Company unless required by law or by a valid order of a court of competent jurisdiction.

         11. Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of the Employee to the Employee's last place of business or residence as shown on the records of the Company, or in the case of the Company to its principal office as set forth in the first paragraph of this Agreement, or at such other place as it may designate.

         12. Waiver. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

         13. Completeness and Modification. This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Employment Agreement. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.

         14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

         15. Binding Effect/Assignment. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by the Employee but shall be assignable by the Company in connection with the sale, transfer or other disposition of its business or to any of the Company's affiliates controlled by or under common control with the Company.


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

         16. Governing Law. This Agreement shall become valid when executed and accepted by Company. The parties agree that it shall be deemed made and entered into in the State of Florida and shall be governed and construed under and in accordance with the laws of the State of Florida, without giving effect to any conflicts of law provisions. Anything in this Agreement to the contrary notwithstanding, the Employee shall conduct the Employee's business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city or other political subdivision in which the Employee is located.

         17. Further Assurances. All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

         18. Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

         19. Survival. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

         20. Severability. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

         21. Venue. Company and Employee acknowledge and agree that the U.S. District for the Southern District of Florida, or if such court lacks jurisdiction, the 15th Judicial Circuit (or its successor) in and for Palm Beach County, Florida, shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

         22. Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

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

THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS READ ALL OF THE TERMS OF THIS AGREEMENT, HAS HAD THE OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL OF HIS OWN CHOICE, UNDERSTANDS THE AGREEMENT, AND AGREES TO ABIDE BY ITS TERMS AND CONDITIONS.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of date set forth in the first paragraph of this Agreement.

Witness:                                  The Company:

                                          VISUAL DATA CORPORATION


 /s/ Pauline Schneider                    By:  /s/ Randy S. Selman
 ---------------------                         -------------------
     Pauline Schneider                             Randy S. Selman, President

Witness:                                  The Employee:

/s/ Joanne M.Tepper                       /s/ David E. Goodman
---------------------                     --------------------
                                              David E. Goodman

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



MEMO TO:          Randy Selman

FROM:             David Goodman

DATE:             August 30, 1997

SUBJECT:          Amendment to 8/15/97 Employment Agreement

This document (hereafter "Amendment") shall serve as confirmation of our August 29, 1997 discussion and shall amend my August 15, 1997 Employment Agreement. The intent of this Amendment is to establish consistency of compensation benefits among the three Executive Committee members. However, it is acknowledged by me that you and Allan shall have the right to own and acquire larger holdings of the Company Common Stock than me due to your employment seniority and key roles in starting the Company.

Paragraph 4a. Base Salary. The current annual base salary of $125,000 shall be increased to $137,500 on 1/1/98. Subsequent increases shall occur on each October and shall be consistent with other Executive Committee members. The current annual increase is ten percent (10%), however, this may be modified by the Board.

Paragraph 4b. Bonus Compensation. I shall receive two percent (2%) of EBITDA on an annualized basis, consistent with other Executive Committee members. However, this may also be adjusted by the Board.

Paragraph 4c. Stock Options. Pursuant to the Employment Agreement, I shall receive an initial right to purchase Options totaling 250,000 shares of Common Stock at an exercise price of $6.00. However, the Exercise Period (vesting) shall be adjusted as follows: The Initial Grant Date shall become September 30, 1997 (for 50,000 shares); the Second Grant Date shall be January 1, 1998 (for 50,000 shares); the Third Grant Date shall be September 30, 1998 (for 50,000 shares); the Fourth Grant Date shall be September 30, 1999 (for 50,000 shares); and the Fifth Grant Date shall be September 30, 2000 (for 50,000 shares). However, as stated in the Employment Agreement, should the Company's financial targets, as defined by the Company, be realized as of the Third Grant Date, which is now September 30, 1998, the Fourth and Fifth Grant Dates shall be accelerated and vest on September 30, 1998.

If additional Options are granted to Executive Committee members, I will receive Options to purchase additional shares of Common Stock at a rate of 1 Option for 2 for each of you and Allan, until you each received 930,000 total shares of Common Stock (either owned or through the right to own options). Once each of you have received shares or Options totaling 930,000 shares, I shall receive Options at a rate of 1 to 1 for any Options received by you and Allan. I acknowledge that this also may be modified by the Board.

Paragraph 4d. Automobile Allowance. Consistent with other Executive Committee members.

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

Randy Selman
August 30, 1997
Page 2

Paragraph 4e. Employee Benefits. Consistent with other Executive Committee members.

Paragraph 4f. Vacation. Consistent with other Executive Committee members.

Paragraph 4g. Reimbursable Expenses. Consistent with other Executive Committee members.

All other terms and conditions established in the Employment Agreement remain as stated and the parties confirm same through execution of this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment this October 20, 1997.

Witness:                               The Company:

                                       VISUAL DATA CORPORATION
 /s/ Pauline Schneider                         By:  /s/ Randy S. Selman
-----------------------------                      --------------------------
     Pauline Schneider                             Randy S. Selman, as President

Witness:                               The Employee:
 /s/ Joanne M. Tepper                           /s/ David E. Goodman
-----------------------------                   ------------------------------
     Joanne M. Tepper                               David E. Goodman

                                        2